UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): May 28, 2013

Turbine Truck Engines, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46600 Deep Woods Road, Paisley, Florida 32767
(Address of principal executive offices)

386-943-8358
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement

The Company (“TTE”) entered into Lease Agreement (the “Lease”) dated May 28, 2013 with Fujian Xinchang Leather Company Limited, a Chinese company (“Fujian”),  whose address is  Jinjiang City, Fujian, China Ying Lin Zhenxin Chang Industrial Park (the “Plant”) for the lease of a Hydrogen boiler combustion equipment system (the “Equipment”) to be installed at their Plant.  The Unit price for the Equipment is RMB 4,800,000 Yuan (approximately $800,000 US).

The Term of the Lease is seven (7) years, renews on an annual basis if not terminated.  Once installation and proven energy efficiency are established, Fujian will post the performance bond of RMB 10 million Yuan and rental payments shall commence, and be paid monthly thereafter.   Any termination of the Lease within the first six (6) years will entitle TTE to confiscate the entire performance bond.

Rental payments shall be paid in Yuan and shall be calculated based on a percentage of “approved energy efficiency” (“AEE”) experienced by Fujian from the use of the Equipment.  The percentage of AEE shall be paid monthly/quarterly commencing at 80% of AEE in year 1; 70% in year two (2); 60% in year three (3); 50% in year four (4); 40% in year five (5); 30% in year six (6).  In the seventh (7th) year only the maintenance fee of fifteen percent (15%) of AEE per month will be charged.

Fujian is responsible for the provision of all consumables and necessary catalyst. TTE will contract with a third party supplier to provide the methanol, unless otherwise agreed.  TTE will own the Equipment and will be responsible for all repairs to the Equipment due to non-human natural causes.  Fujian shall be responsible for paying for all other repairs.

TTE intends to enter into an agreement with Taiwan Energy Saving Technology Company to be TTE’s management company, responsible for collecting rent, installation, repair and maintenance of the Equipment during the Lease term.

The Lease and its enforcement are governed by the laws of the Republic of China and jurisdiction is in the Taipei local court.

TTE expects the Equipment to be delivered and installed by the end of the third quarter.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits

	Exhibit	Description

	10.1	Lease Agreement dated May 28, 2013

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: May 28, 2013	/s/ Michael H. Rouse
Michael H. Rouse, CEO

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